Exhibit (a)(23)

For Immediate Release

Pilgrim’s Pride and Gold Kist Announce Merger Agreement

Transaction Valued at $1.1 Billion or $21.00 per Gold Kist Share

Combined Company Positioned to Become World’s Leading Chicken Producer

$50 Million of Annual Cost Savings Anticipated

Pittsburg, Texas and Atlanta, Georgia – December 4, 2006 – Pilgrim’s Pride Corporation (NYSE: PPC) and Gold Kist Inc. (NASDAQ: GKIS) today announced that the two companies have entered into a definitive merger agreement under which Pilgrim’s Pride will acquire all of the outstanding shares of Gold Kist common stock for $21.00 per share in cash. The transaction, which was unanimously approved by the boards of directors of both Pilgrim’s Pride and Gold Kist, has a total equity value of approximately $1.1 billion, plus the assumption of approximately $144 million of Gold Kist’s debt.

Together, Pilgrim’s Pride and Gold Kist will create the world’s leading chicken company in terms of production and the third-largest U.S. meat protein company by revenues. The combined company will have a broad geographic reach and customer base, while maintaining a balanced portfolio of fresh chicken and value-added products. In particular, the enhanced geographic diversification will enable the new Pilgrim’s Pride to compete more efficiently both in the U.S and internationally.

“This is a momentous day for both companies and for the chicken industry,” said Lonnie “Bo” Pilgrim, chairman of Pilgrim’s Pride. “We believe the combination of these two great companies will result in substantial value creation for our respective stockholders, employees, business partners and other constituencies.”

Added O.B. Goolsby, Jr., Pilgrim’s Pride president and chief executive officer: “We are excited about the opportunity to begin realizing the substantial benefits that will result from the combination between Pilgrim’s Pride and Gold Kist. The combined company will be well-positioned to provide even better service to its customers. We look forward to welcoming Gold Kist’s employees and contract growers to the Pilgrim’s Pride family so they can participate in the long-term growth opportunities of the combined company.”

Pilgrim’s Pride expects to achieve approximately $50 million of annualized synergies, primarily from the optimization of production and distribution facilities and cost savings in purchasing, production, logistics and SG&A. Pilgrim’s Pride expects the acquisition will be accretive to the company’s diluted earnings per share after the first full year of operations. Pilgrim’s Pride believes that the combined company will have a strong financial position and substantial cash flow, enabling it to consistently reduce debt and return to historical debt levels.

“After careful consideration, the special committee of independent directors, as well as our entire board, determined that the Pilgrim’s Pride enhanced offer is in the best interests of our shareholders, employees, growers and customers,” said A.D. Frazier, chairman of Gold Kist. “Since becoming a public company more than two years ago, Gold Kist has made significant progress in achieving its business goals. We look forward to working with the Pilgrim’s Pride board and management on a smooth integration, and we recommend that all stockholders embrace this transaction by tendering their shares into the premium offer.”

“This transaction will position the combined company for long-term growth and leadership in our industry,” said John Bekkers, president and chief executive officer of Gold Kist. “The collective talents and expertise of our employees and growers, along with our combined customer relationships, will represent a new standard in the chicken business and make Pilgrim’s Pride the preeminent industry player.”

The Pilgrim’s Pride offer represents an approximately 62% premium over Gold Kist’s closing stock price on August 18, 2006, the last day of trading before Pilgrim’s Pride notified Gold Kist’s board of directors in a public letter that it was offering to purchase the company.

Under the terms of the merger agreement, Pilgrim’s Pride will amend its tender offer to increase its offer price to $21.00 per share and Gold Kist will amend its Schedule 14D-9 to include the Gold Kist board’s recommendation that Gold Kist stockholders tender their shares to Pilgrim’s Pride pursuant to the amended tender offer. A revised offer to purchase will be distributed to Gold Kist stockholders and the scheduled expiration date for the amended tender offer is 5:00 p.m., New York City Time, December 27, 2006, unless extended. The offer and related transactions contemplated by the merger agreement are subject to the satisfaction of customary closing conditions. As previously announced, the transaction has received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Baker & McKenzie LLP and Morris, Nichols, Arsht & Tunnell, LLP are acting as legal counsel and Credit Suisse, Legacy Partners Group LLC and Lehman Brothers Inc. are acting as financial advisors to Pilgrim’s Pride. Innisfree M&A Incorporated is acting as information agent for Pilgrim’s Pride’s offer. Lehman Brothers Inc. and Credit Suisse have provided financing commitments.

Merrill Lynch & Co. and Gleacher Partners LLC are serving as financial advisors to Gold Kist. Alston & Bird LLP and Richards, Layton & Finger P.A. are serving as outside legal counsel to Gold Kist. MacKenzie Partners is acting as information agent for Gold Kist.

Pilgrim’s Pride Corporation

Pilgrim’s Pride Corporation is the second-largest chicken producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim’s Pride employs approximately 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, Florida, Iowa, Mississippi and Utah.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. The Company’s primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements:

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management, including as to the expected benefits of the proposed transaction with Gold Kist, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; changes in laws or regulations affecting our operations or the application thereof; competitive factors and pricing pressures or the loss of one or more of our largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; management of our cash resources, particularly in light of our leverage, and restrictions imposed by and as a result of, our leverage; inability to complete the proposed acquisition or effectively integrate Gold Kist’s business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Legal Information

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Gold Kist. Any offers to purchase or solicitation of offers to sell Gold Kist notes will be made only pursuant to the Offer to Purchase. Gold Kist noteholders are advised to read these documents and any other documents relating to the tender offer and consent solicitation in their entirety because they contain important information. Gold Kist noteholders may obtain copies of these documents for free by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 877-687-1874 (toll free from the U.S. and Canada).

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Gold Kist. Any offers to purchase or solicitation of offers to sell Gold Kist shares will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”) on September 29, 2006. Gold Kist stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Gold Kist stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 877-687-1874 (toll free from the U.S. and Canada).

Pilgrim’s Pride currently intends to solicit proxies for use at Gold Kist’s 2007 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote to increase the number of directors constituting Gold Kist’s entire board to 15 and fill nine positions on the expanded board with nominees of the president and chief executive officer of Pilgrim’s Pride. Investors and security holders are urged to read the proxy statement and other disclosure documents regarding the proposed transaction, when they are filed, because they will contain important information. These disclosure documents will be filed with the Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of these disclosure documents (when they become available) and other documents filed with the SEC by Pilgrim’s Pride Corporation at the SEC’s web site at www.sec.gov. The disclosure documents filed with the SEC by Pilgrim’s Pride Corporation may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 4845 U.S. Highway 271 N, Pittsburg, Texas, 75686 Attn. Secretary. The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Gold Kist stockholders for use at its 2007 Annual Meeting of Stockholders and a description of their direct and indirect interest in the solicitation, by security holdings or otherwise, is contained in the Form 425 filed by Pilgrim’s Pride with the SEC on August 24, 2006.

About Gold Kist

Gold Kist is the third largest chicken company in the United States, accounting for more than nine percent of chicken produced in the United States in 2005. Gold Kist operates a fully integrated chicken production business that includes live production, processing, marketing and distribution. Gold Kist’s operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the company’s Web site at http://www.goldkist.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in the federal securities laws, regarding Gold Kist’s beliefs, anticipations, expectations or predictions of the future, including statements relating to market conditions, the Company’s ability to take advantage of growth opportunities and benefits associated with investments made pursuant to the Company’s long-term strategic plan and potential strategic alternatives. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for finished and value-added products including competitive factors and the supply and pricing of alternative meat proteins; effectiveness of our sales and marketing programs; disease outbreaks affecting broiler production, demand and/or marketability of Gold Kist’s products; uncertainties relating to fluctuations in the cost and availability of raw materials, such as feed ingredients; risks associated with effectively executing risk management activities; changes in the availability and relative costs of labor and contract growers; effectiveness of Gold Kist’s capital expenditures and other cost-savings measures; contamination of products, which can lead to product liability and product recalls; access to foreign markets together with foreign economic conditions; acquisition activities and the effect of completed acquisitions; pending or future litigation; the ability to obtain additional financing or make payments on Gold Kist’s debt; regulatory developments, industry conditions and market conditions; and general economic conditions; as well as other risks described under “Risk Factors” in Gold Kist’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005, and subsequently filed Quarterly Reports on Form 10-Q. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Gold Kist Inc. will file a proxy statement in connection with its 2007 annual meeting of stockholders. Gold Kist stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Gold Kist Inc. with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Gold Kist’s Internet website at www.goldkist.com or by writing to Gold Kist Inc., Attn: Investor Relations, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. In addition, copies of Gold Kist’s proxy materials may be requested by contacting Gold Kist’s proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Gold Kist Inc. stockholders is available on Schedule 14A filed with the Securities and Exchange Commission on August 21, 2006.

Pilgrim’s Pride:

Investors

Kathy Costner, Vice President

903-434-1430

Media

Joele Frank / Steve Frankel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Gold Kist:

Investors

Larry Dennedy

MacKenzie Partners

212-929-5500

Media

Steven Lipin / Erin Becker

Brunswick Group

212-333-3810

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